UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina		27101
(Address of principal executive offices)		(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously reported, Targacept’s Board of Directors has created an Office of the Chairman to assume the responsibilities of chief executive, pending the search for a new chief executive officer to succeed J. Donald deBethizy, Ph.D. Mark Skaletsky, Chairman of Targacept’s Board of Directors, is one of four members of the Office of the Chairman. On June 11, 2012, the Compensation Committee of Targacept’s Board of Directors determined the compensation for Mr. Skaletsky in this new role. Mr. Skaletsky will be paid $30,000 per month for a specified period and was granted an option to purchase 57,500 shares of Targacept’s common stock at an exercise price per share equal to $4.20, the closing price for Targacept’s common stock on NASDAQ on the grant date. The stock option vests and becomes exercisable with respect to (a) 45,000 shares on the start date for a new chief executive officer, and (b) 12,500 shares on the earlier of June 7, 2013 or the business day immediately preceding the date of Targacept’s 2013 annual meeting of stockholders (the same vesting schedule as compensatory stock options granted annually to Targacept’s non-employee directors). The latter tranche of the stock option is in lieu of the stock option that otherwise would have been granted to Mr. Skaletsky on June 7, 2012 in accordance with Targacept’s director compensation program. Mr. Skaletsky will continue to receive compensation for board and applicable committee service.

Following the separation of Dr. deBethizy from Targacept and contingent on his execution of an agreement that includes a release, waiver and other customary provisions, Dr. deBethizy will receive the severance pay, accelerated vesting of stock options, continuation of health and life insurance benefits and outplacement counseling services provided for under his employment agreement with Targacept dated August 22, 2000, as amended on March 13, 2008. In addition, the Compensation Committee of Targacept’s Board of Directors has approved the extension of the period for Dr. deBethizy to exercise vested options to purchase an aggregate of 507,979 shares of Targacept’s common stock held as of his separation date, with a weighted average exercise price per share of $9.46, until, with respect to each such stock option, the earlier of its stated expiration date or February 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: June 15, 2012	/s/ Peter A. Zorn
Peter A. Zorn
Senior Vice President, Legal Affairs, General Counsel, Secretary and Member, Office of the Chairman